Exhibit 99.1

PRESS RELEASE

January 27, 2003 - Keystone Mines Limited (OTCBB: KSMN) announced that it had changed its business purpose from mining exploration to development of C-Chip technology. In furtherance of the change of business, Keystone purchased from Capex Investments Limited ("Capex") all of its assets and intellectual property relating to the C-ChipJ technology.

The C-ChipJ technology is a new patent-pending wireless communications set of tools that offers complete remote control and access over targeted equipment and services. It allows selective enabling, disabling (on/off) and other commands at will, from anywhere in the world to anywhere in the world. Initial services will be focused on North America, with services to be expanded to Europe and Asia.

The C-ChipJ technology is readily applicable to the security and credit management industry and offers a wide range of pay-per-use applications. The Company's current solutions are geared toward the automotive sector with other products to be added such as office equipment, industrial machinery and consumer products. Toward this end, the Company has set for itself the goal to be recognized as a leading provider of security and credit management and pay-per-use solutions for insurance companies, financial institutions, leasing companies and car rental companies.

As part of Keystone's change in business, Mike Muzylowski and Carlo Civelli, resigned as officers and directors. Robert Clarke, John Fraser and Cherry Lee were appointed directors; Stephane Solis was appointed President and Chief Executive Officer; and, Benjamin Leboe was appointed Chief Financial Officer.

Messrs Muzylowski and Civelli sold 5,000,000 shares of common stock owned by them to Capinvest LLC. This constituted all of the shares owned by Messrs Muzylowski and Civelli in Keystone. Capinvest returned the 5,000,000 shares to the Company and the shares were cancelled on January 7, 2003.

In conjunction with the change of business, 250,000 restricted shares of common stock were issued to Capex; the Company issued a convertible debenture to Capex in the amount of $2,000,000 maturing on January 15, 2007; and, the Company issued a promissory note to Capex in the amount of $500,000 due January 31, 2003.

On January 3, 2003, the Company declared a stock dividend of 19 shares of common stock for each 1 share outstanding. The record date for the stock dividend was January 20, 2003 and the shares began trading on a post-dividend basis on January 23, 2003. As of that date, Keystone had a total of 25,223,960 common shares outstanding post-dividend.

Keystone intends to change its name to C-Chip Technologies Corporation.

For information, please contact:
Investors Relations
514-337-2447
info@cchiptech.com

FORWARD-LOOKING-STATEMENT: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the credit and security industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Keystone Mines Limited results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Keystone Mines Limited undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.